EXHIBIT 4

[LETTERHEAD OF DELOITTE & TOUCHE LLP]

Independent Auditors' Consent

We consent to the incorporation by reference in this annual report of Enerplus Resources Fund on Form 40-F of our report dated March 6, 2003 on our audit of the consolidated balance sheet of Enerplus Resources Fund as at December 31, 2002 and 2001 and the consolidated statements of income, accumulated income, accumulated cash distributions and cash flows for the years then ended December 31, 2002 and 2001.

/s/ DELOITTE & TOUCHE LLP
Chartered Accountants

Calgary, Alberta, Canada
May 16, 2003